Exhibit 99.1

FOR IMMEDIATE RELEASE

SRS Labs Reports Fourth Quarter and Full Year 2011 Results

4th Quarter Revenue of $8.7M Growing Over 20% year-over-year

Santa Ana, Calif., March 12, 2012 - SRS Labs, Inc. (NASDAQ: SRSL), the industry leader in surround sound, audio enhancement, and voice post-processing technologies, reported financial results for the fourth quarter and full year ended December 31, 2011.

Revenues in the fourth quarter 2011 increased 23% to $8.7 million from $7.1 million in the same period a year ago. For the full year 2011, revenues increased to a record $32.9 million from $31.2 million in 2010. Excluding royalty recoveries and the prior year settlement of a patent dispute, 2011 revenue increased by $3.3 million or 11%, primarily due to increased licensing revenue in the mobile and PC markets. Revenue from royalty recoveries for 2011 was $483,000, compared to $1.2 million in the prior year and 2010 revenues also included a one-time patent dispute settlement of $900,000.

Operating expenses in the fourth quarter 2011 were $7.6 million, an increase of 2% or $162,000 from the same period a year ago.  For the full year 2011, operating expenses increased 11% to $31.2 million from $28.1 million in 2010. The increase was primarily due to the company’s investment in research and development, new product development, and human resources required to expand global presence in developing regions.

Net income in the fourth quarter 2011 was $740,000 or $0.05 per diluted share, an improvement from a net loss of $431,000 or $(0.03) per diluted share in the fourth quarter of 2010. For the full year 2011, net income totaled $1.1 million or $0.07 per diluted share, compared to net income of $3.0 million or $0.19 per diluted share in 2010.

During the fourth quarter 2011, under a stock repurchase program authorized in February 2011, the company repurchased 355,200 shares or 2% of its outstanding common shares at an aggregate purchase price of $2.0 million. For the full year 2011, the company repurchased 848,000 shares of its common shares at an aggregate purchase price of $5.9 million.

Cash flow from operations in the fourth quarter 2011 increased substantially to $546,000 from $66,000 in the fourth quarter of 2010. For the full year 2011, cash flow from operations decreased 33% to $1.0 million from $1.5 million in 2010.  Quarter-end cash and cash equivalents, and short-term and long-term investments totaled $38.3 million as of December 31, 2011, as compared to $39.8 million at the end of the prior quarter.

Management Commentary

“In 2011, we achieved record revenues for the third consecutive year. Despite challenging macro-economic conditions, we concluded the year with profitability, a strong cash position and remained debt free. Moreover, we succeeded in laying down a solid strategic foundation and building critical mass as we had set out to do. These accomplishments should certainly facilitate our ability to take advantage of the business opportunities in the connected consumer markets for years to come,” said Thomas C.K. Yuen, SRS Lab’s Chairman and CEO. “During the year, we also succeeded in gaining market presence, technology leadership and touchpoint relationships in mobile, tablet and PC market segments and maintained our leading position in the flat panel TV category.

“Our gain in market presence is best exemplified by the fact that we were again named in 2011 as one of America’s Greatest Brands, our TruVolume volume leveling technology moving forward towards a patent grant, an achievement that others have failed to accomplish, and our technology leadership position elevating significantly because of our revolutionary Multi Dimensional Audio (MDA) program which has been heralded as a game changer by multiple publications in the industry. But, most significantly, our persistent philosophy of providing the right mix of cutting edge technology, customer service, and support has helped us forge invaluable relationships with our touchpoint partners such as Qualcomm, TI, and Intel, which should enable us to leverage their immense combined footprint in the consumer market.”

“I believe that with these advantages in place and deals in progress, we are ideally positioned to secure multiple key design wins in 2012 within our current market segments. I also anticipate our growing leadership and momentum in the high-growth mobility markets to position us favorably towards several significant opportunities that we have been working on for the past two years. Not considering the impact of these new opportunities, we expect our annual revenue growth in 2012 to top 15% based on our existing licensing business along with a steady improvement of our operating margins and leveling off of the expenses, resulting in earnings improvement and a sizeable increase in shareholder value.”

Conference Call

SRS Labs will hold a conference call later today (March 12, 2012) to discuss these fourth quarter and full year 2011 financial results. Chairman and CEO Thomas C.K. Yuen, CFO Chuck McBride, and CTO Alan Kraemer will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management’s presentation.

Dial-In Number: 1-877-353-2262

Conference ID#: 45841541

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Investors may also listen to the conference call live online via a link available on the SRS Labs investor relations home page at www.srslabs.com.

The website will host a replay of the call available after 6:00 p.m. Eastern time. Investors may also listen to the replay by dialing 1-855-859-2056 and entering conference ID#: 45841541, available until March 26, 2012.

About SRS Labs, Inc.

Founded in 1993, SRS Labs is the industry leader in audio signal processing for consumer electronics across the four screens: TV; PC; Mobile Phones; and Automotive Entertainment Systems. Beginning with the audio technologies originally developed at Hughes Aircraft, SRS Labs holds over 150 worldwide patents and is recognized by the industry as the foremost authority in research and application of audio post processing technologies based on the human auditory principles. Through partnerships with leading global CE companies, semiconductor manufacturers, software developers, and content aggregators, SRS is recognized as the de facto standard in audio enhancement, surround sound, volume leveling, audio streaming, and voice processing technologies. SRS solutions have been included in over two billion electronic products sold worldwide including flat panel HDTVs, AV products, STBs, PCs, mobile phones, and automotive entertainment and telematics systems. For more information, visit www.srslabs.com.

Safe Harbor Statement

This press release includes forward-looking statements that are based on our current expectations, estimates and projections about SRS Labs, Inc., management’s beliefs and certain assumptions made by us, and events beyond our control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our future operating results and profitability as well as the market demand for our solutions, our future growth opportunities, competitive position, expansion and investment plans. Forward-looking statements can often be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “likely,” “potential,” “continue,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results or the commitments made by us herein, and they are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to, the loss of any significant customer; the acceptance of new SRS Labs products and technologies; our ability to increase our brand awareness and enter into new or expanded license arrangements; the impact of competitive products and pricing; the status of automotive market in Japan; any continued weakness in the consumer electronics industry; and the general economic and business conditions that may adversely impact sales of consumer products incorporating our technologies or that otherwise may impact our operating results and future performance; the timely development and release of technologies by the Company; and such other factors described in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date they are made. We do not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

Company Contacts:

Chuck McBride

Chief Financial Officer

SRS Labs, Inc.

Tel 949-442-5596

ir@srslabs.com

Investor Relations Contact:

Matt Glover

Investor Relations

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com

SRS LABS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$5,850,224	$10,697,827
Accounts receivable, net	1,430,997	1,191,847
Prepaid expenses and other current assets	1,804,610	1,069,900
Short-term investments	27,837,000	19,033,000
Total Current Assets	36,922,831	31,992,574

Long-term investments	4,626,763	13,323,000
Property and equipment, net	1,247,343	672,220
Intangible assets, net	2,518,041	2,761,432
Deferred income taxes, net	11,782,197	8,597,619
Total Assets	$57,097,175	$57,346,845
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$556,342	$516,470
Accrued liabilities	2,079,555	1,434,970
Deferred revenue	360,004	601,825
Total Current Liabilities	2,995,901	2,553,265

Commitments and contingencies

Stockholders’ Equity
Preferred stock—$0.001 par value; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.001 par value; 56,000,000 shares authorized; 15,154,926 shares issued and 14,306,695 shares outstanding at December 30, 2011 and 14,807,070 shares issued and outstanding at December 31, 2010	15,156	14,808
Additional paid-in capital	72,615,408	68,520,878
Treasury stock at cost, 848,231 shares at December 31, 2011	(5,905,422)	—
Accumulated deficit	(12,623,868)	(13,742,106)
Total Stockholders’ Equity	54,101,274	54,793,580
Total Liabilities and Stockholders’ Equity	$57,097,175	$57,346,845

SRS LABS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues	$8,664,906	$7,064,827	$32,870,159	$31,220,389
Cost of sales	326,603	121,302	776,695	349,621

Gross profit	8,338,303	6,943,525	32,093,464	30,870,768

Operating expenses (i):
Sales and marketing	3,335,128	3,441,384	14,929,976	13,470,852
Research and development	2,294,735	2,312,623	8,849,119	8,060,246
General and administrative	2,014,128	1,728,416	7,395,326	6,526,171
Total operating expenses	7,643,991	7,482,423	31,174,421	28,057,269

Operating income (loss)	694,312	(538,898)	919,043	2,813,499
Other income, net	52,397	65,585	209,920	245,127
Income (loss) before income taxes	746,709	(473,313)	1,128,963	3,058,626
Income taxes (benefit)	6,366	(42,275)	10,725	52,153
Net income (loss)	$740,343	$(431,038)	1,118,238	$3,006,473

Net income (loss) per common share:
Basic	$0.05	$(0.03)	$0.08	$0.20
Diluted	$0.05	$(0.03)	$0.07	$0.19

Weighted average common shares used in the per share calculations:
Basic	14,481,575	14,765,715	14,748,666	14,670,751
Diluted	14,822,381	14,765,715	15,472,084	15,602,051

(i)    Includes share-based compensation expense as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Sales and marketing	241,342	191,018	939,139	703,876
Research and development	149,951	135,023	580,331	551,934
General and administrative	255,322	253,531	976,160	997,920
Total share-based compensation expense	646,615	579,572	2,495,630	2,253,730